UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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FIVE STAR QUALITY CARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIVE STAR QUALITY CARE, INC. 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2007

To the shareholders of Five Star Quality Care, Inc.:

Notice is hereby given that the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, will be held at 1:00 p.m. on Tuesday, May 15, 2007, at 400 Centre Street, Newton, Massachusetts, for the following purposes:

1.                To elect one director in Group III to our board.

2.                To consider and vote upon the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to elect a director as proposed in Item 1.

3.                To consider and act upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEE FOR DIRECTOR UNDER ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2.

We encourage you to contact the firm assisting Five Star Quality Care, Inc. in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 687-1866.

Shareholders of record at the close of business on March 20, 2007, are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

By Order of the Board,
EVRETT W. BENTON, Secretary
Newton, Massachusetts
April 23, 2007

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING EXCEPT AS OTHERWISE DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SEND IN YOUR PROXY CARD TODAY.

FIVE STAR QUALITY CARE, INC.
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, May 15, 2007

INTRODUCTION

A notice of the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, or the company, is on the preceding page and a form of proxy solicited by our board of directors, or our board, is enclosed. This proxy statement and the attached form of proxy are being first sent to shareholders on or about April 23, 2007, together with a copy of our annual report to shareholders for the year ended December 31, 2006, including our audited financial statements.

The annual meeting record date is March 20, 2007. Only shareholders of record as of the close of business on March 20, 2007, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 31,684,134 shares of common stock, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

A quorum of shareholders is required to take action at the annual meeting. The presence, in person or by proxy, of common shares entitled to cast one-third of all the votes entitled to be cast at the meeting will constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum for the meeting. Failure of a quorum to be present at the meeting will necessitate adjournment of that meeting and will subject us to additional expense.

The affirmative vote of a majority of our common shares entitled to vote at the meeting is required for the election of the nominee for director described in Item 1. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of Item 2.

The individuals named as proxies on the enclosed proxy card will vote in accordance with your directions as indicated thereon if your proxy is received properly executed. If you properly execute your proxy card and give no voting instructions, your shares will be voted FOR the nominee for director in Item 1 and FOR the proposal in Item 2.

If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.”

Each of Items 1 (election of director) and 2 (adjournment or postponement of the meeting) is considered a routine item for which street name shares may be voted without specific instructions. If your street name holder of record signs and returns a proxy card on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy card will be voted FOR the nominee for director under Item 1 and FOR Item 2.

Abstentions and shares not voted will have the same effect as votes AGAINST the nominee for director under Item 1. Abstentions and shares not voted as to Item 2 will have no effect because they are not considered votes cast at the meeting.

If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting but we will not deliver another notice of the meeting unless it is to be held after July 18, 2007. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy card to be signed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 687-1866

A shareholder giving a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting his or her common shares in person.

Our website address is included several times in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Item 1.                        Election of one director in Group III to our board.

The number of our directors is currently fixed at five, and our board is currently divided into three groups, with two directors in Group I, two directors in Group II and one director in Group III. Directors in each group are elected for three year terms and serve until their successors are elected and qualify.

Our current directors are Barbara D. Gilmore and Barry M. Portnoy in Group I with a term of office expiring at our 2008 annual meeting of shareholders, Arthur G. Koumantzelis and Gerard M. Martin in Group II with a term of office expiring at our 2009 annual meeting of shareholders, and Bruce M. Gans in Group III with a term of office expiring at the meeting to which this proxy statement relates.

Biographical information relating to our directors and other information relating to our board of directors appears below in this proxy statement. As more fully discussed below, Dr. Gans, Ms. Gilmore and Mr. Koumantzelis are our independent directors.

Pursuant to a recommendation of our nominating and governance committee, our board has nominated Dr. Gans for election as the Group III director. The term of the Group III director elected at the meeting will expire at our 2010 annual meeting of shareholders. The persons named in the enclosed proxy intend to exercise properly executed and delivered proxies FOR the election of Dr. Gans, except to the extent that proxy cards indicate that the votes should be withheld for the nominee.

Dr.   Gans has agreed to serve as director if elected. However, if Dr. Gans becomes unable or unwilling to accept election to our board, the proxies will be voted for a substitute nominee designated by our present board.

The board recommends a vote FOR the election of Dr. Gans as Group III director.

Item 2.                      Approval of the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to elect a director as proposed in Item 1.

We are submitting Item 2 for consideration at the meeting to authorize the named proxies to approve one or more adjournments or postponements of the meeting if there are insufficient votes to elect a director as proposed in Item 1. Item 2 relates only to an adjournment or postponement of the meeting for purposes of soliciting additional proxies to obtain the requisite shareholder votes to elect a director as proposed in Item 1. We retain full authority to adjourn or postpone the meeting for any other purpose, including absence of a quorum, without the consent of our shareholders.

The board recommends a vote FOR Item 2.

SOLICITATION OF PROXIES

We are paying the cost of this solicitation, including the preparation, printing and mailing of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

DIRECTORS AND EXECUTIVE OFFICERS

The following are the ages and recent principal occupations as of March 20, 2007, of our directors and our executive officers:

Director Nominee for a Term Expiring In 2010

BRUCE M. GANS, M.D., Age: 60

Dr.   Gans has been one of our directors since 2001. Dr. Gans has been Chief Medical Officer at the Kessler Institute for Rehabilitation since June 2001. He is also a Professor of Physical Medicine and Rehabilitation at University of Medicine and Dentistry of New Jersey—New Jersey Medical School. From 1999 to 2001, Dr. Gans was Senior Vice President for Continuing Care and Chairman of Physical Medicine and Rehabilitation at North Shore Long Island Jewish Health System and Professor of Physical Medicine and Rehabilitation at the Albert Einstein College of Medicine in New York City.

Continuing Directors

BARBARA D. GILMORE, R.N., Age: 56

Ms.  Gilmore has been one of our directors since January 2004. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts, since August 2001. Ms. Gilmore is also a registered nurse and practiced and taught nursing for several years before attending law school. Ms. Gilmore has been a director of TravelCenters of America LLC, or TravelCenters, since January 2007. Ms. Gilmore is a Group I director and will serve until our 2008 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 61

Mr.  Portnoy has been one of our managing directors since 2001. Mr. Portnoy has been a managing trustee of HRPT Properties Trust, or HRPT, Hospitality Properties Trust, or HPT, and Senior Housing Properties Trust, or SNH, since 1986, 1995 and 1999, respectively, and a managing director of TravelCenters since October 2006. Mr. Portnoy is the majority owner of Reit Management and Research LLC, or RMR, and of RMR Advisors, Inc., an SEC registered investment advisor, or RMR Advisors. Mr. Portnoy has been the chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been a managing trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Asia Pacific Real Estate Fund since 2003, 2004, 2004, 2005 and 2006, respectively. Mr. Portnoy is a Group I director and will serve until our 2008 annual meeting of shareholders.

ARTHUR G. KOUMANTZELIS, Age: 76

Mr.  Koumantzelis has been one of our directors since 2001. Mr. Koumantzelis has been the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, since June 1998 and has other business interests. Mr. Koumantzelis has been a director of TravelCenters since January 2007. Mr. Koumantzelis has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Asia Pacific Real Estate Fund since 2003, 2004, 2004, 2005 and 2006, respectively. Mr. Koumantzelis was a trustee of SNH from 1999 until his resignation in October 2003 and was a trustee of HPT from 1995 until his resignation in January 2007. Mr. Koumantzelis is a Group II director and will serve until our 2009 annual meeting of shareholders.

GERARD M. MARTIN, Age: 72

Mr.  Martin has been one of our managing directors since 2001. Mr. Martin also has been a managing trustee of SNH since 1999. Mr. Martin also has been a managing trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Asia Pacific Real Estate Fund since 2003, 2004, 2004, 2005 and 2006, respectively, a director and Vice President of RMR Advisors since 2002, and a director of RMR since 1986. Mr. Martin was a trustee of HRPT from 1986 until the expiration of his term in May 2006, and a trustee of HPT from 1995 until his resignation in January 2007. Mr. Martin was a 50% owner of RMR until September 30, 2005 and of RMR Advisors until May 11, 2005. Mr. Martin is a Group II director and will serve until our 2009 annual meeting of shareholders.

Executive Officers

EVRETT W. BENTON, Age: 58

Mr.  Benton has been our President, Chief Executive Officer and Secretary since 2001.  Mr. Benton has been a Senior Vice President of RMR since 2006, and was Vice President prior to that time since 2000. Mr. Benton is an attorney and prior to his employment by us and RMR, he served as general counsel and chief administrative officer of a large publicly held healthcare services company and as a practicing attorney.

ROSEMARY ESPOSITO, R.N., Age: 64

Ms.  Esposito has been our Senior Vice President and Chief Operating Officer since 2001. Ms. Esposito has also been our Chief Clinical Officer since June 2002. Ms. Esposito is a nurse and prior to her employment by us she held various senior positions with other healthcare service companies.

MARYANN HUGHES, Age: 59

Ms.  Hughes has been our Vice President and Director of Human Resources since 2001. Prior to her employment by us she held various senior human resource positions with other healthcare service companies.

BRUCE J. MACKEY JR., Age: 36

Mr.  Mackey has been our Treasurer, Chief Financial Officer and Assistant Secretary since 2001. Mr. Mackey has been a Senior Vice President of RMR since 2006 and was Vice President prior to that time since 2001 and has served in various capacities for RMR and its affiliates before 2001. Mr. Mackey is a certified public accountant.

There are no family relationships among any of our directors or executive officers. Our executive officers serve at the discretion of our board.

BOARD OF DIRECTORS

Our business is conducted under the general direction of our board as provided by our charter, our bylaws and the laws of the State of Maryland, the state in which we were reincorporated on September 17, 2001.

Three of our directors, Bruce M. Gans, M.D., Barbara D. Gilmore and Arthur G. Koumantzelis, are our independent directors as defined by currently applicable corporate governance standards for companies listed on the American Stock Exchange, or AMEX, and comprise a majority of our directors.

In determining independence pursuant to AMEX standards, each year our board affirmatively determines whether directors have a direct or indirect material relationship with us, including our subsidiaries. When assessing a director’s relationship with us, our board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

Our board has determined that Dr. Gans, Ms. Gilmore and Mr. Koumantzelis currently qualify as independent under AMEX rules. In making that determination, our board considered such directors’ service in other enterprises and on the boards of other publicly traded companies and mutual funds managed by RMR and its affiliates. Our board has concluded that none of these directors possessed or currently possesses any relationship that could impair their judgment in connection with their duties and responsibilities as directors or that could otherwise be a direct or indirect material relationship under AMEX standards. In making its determination with respect to these directors, our board considered the fact that Mr. Koumantzelis served on the board of SNH, our landlord for 144 of our 162 senior living communities, from 1999 until October 2003, and that Dr. Gans served on the board of SNH from 1999 to 2001, and determined that such former relationships would not interfere with the exercise of their independent judgment as our directors.

During 2006, our board held ten meetings, our audit committee held seven meetings, our compensation committee held four meetings, our nominating and governance committee held one meeting and our quality of care committee held four meetings. During 2006, each director attended 75% or more of the total number of meetings of our board and any committee of which he or she was a member during the time in which he or she served on our board or such committee. All of our directors attended last year’s annual meeting of shareholders.

Pursuant to our governance guidelines, our independent directors, who constitute our non-management directors, meet at least once each year without management. The presiding director at these meetings is the chair of our audit committee, unless the independent directors in attendance select another independent director to preside.

BOARD COMMITTEES

We have an audit committee, a compensation committee, a nominating and governance committee and a quality of care committee, each of which has a written charter. With the exception of the quality of care committee, each of the above committees is comprised of Dr. Gans, Ms. Gilmore and Mr. Koumantzelis, who are independent under applicable AMEX listing standards and each committee’s respective charter. Dr. Gans, Ms. Gilmore and Mr. Martin constitute our quality of care committee.

The primary function of our audit committee is to select our independent registered public accounting firm and to assist our board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function. Our board has determined that Mr. Koumantzelis is our audit committee financial expert and is “independent” as defined by the rules of the SEC, and the AMEX. Our board’s determination that Mr. Koumantzelis is a financial expert was based upon his prior experiences as: (i) a certified public accountant who audited several publicly owned companies; (ii) the chief financial officer of a company required to file SEC reports; (iii) a member of our audit committee and of the audit committees of other publicly owned companies; and (iv) president and chief executive officer of Gainesborough Investments LLC and its affiliates which own significant positions in both public and private companies.

Our compensation committee’s primary responsibilities include: (1) evaluating the services provided by individuals who serve as our Chief Executive Officer, Treasurer, other executive officers and our director of internal audit; (2) determining the compensation, including awards under our equity based incentive compensation plans, paid to our Chief Executive Officer and our director of internal audit; (3) evaluating compensation paid to our other officers and employees; (4) reviewing, evaluating and approving our management and administrative service agreement(s); (5) evaluating the performance by any manager and administrative services provider, and compensation paid under any management and administrative service agreement(s); and (6) evaluating, approving and administering awards under our equity based incentive compensation plans. The compensation committee is delegated the powers of our board necessary to carry out these responsibilities. For information on the compensation committee’s processes and procedures for determining executive and director compensation, please see the sections entitled “Compensation Discussion and Analysis” and “Compensation Tables” below.

The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our board and recommending to our board the director nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our board, of a set of governance principles; and (3) evaluation of the performance of our board.

The primary function of our quality of care committee is to review the quality of healthcare services we provide to our customers.

The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members. Subcommittees are subject to the provisions of the applicable committee’s charter.

Our policy with respect to board members’ attendance at our annual meetings of shareholders can be found in our governance guidelines, the full text of which appears at our website at www.5sqc.com. In addition to our governance guidelines, copies of the charters of our audit, compensation, nominating and governance and quality of care committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA  02458 or at our website, www.5sqc.com.

COMMUNICATIONS WITH DIRECTORS

Any shareholder or other interested person who desires to communicate with our independent directors or any other directors, individually or as a group, may do so by filling out a report at our website (www.5sqc.com), by calling our toll free confidential message system at (866) 230-1286, or by writing to the party for whom the communication is intended, care of our director of internal audit, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458. Our director of internal audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROPOSALS

Our board has established governance guidelines which, among other matters, set forth the qualifications for service on our board. These guidelines may be changed from time to time by our board upon the recommendation of our nominating and governance committee. Our board makes nominations of persons to be elected by shareholders as directors. Our board also elects directors to fill board vacancies which may occur from time to time. In both these circumstances, our board will act upon recommendations made by our nominating and governance committee.

It is the policy of our nominating and governance committee to consider candidates for election as directors who are recommended by our shareholders pursuant to the procedures set forth below.

If a shareholder who is entitled to do so under our bylaws desires to recommend an individual for membership on our board, then that shareholder must provide a written notice to the chair of the nominating and governance committee and to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458. In order for a recommendation to be considered by the nominating and governance committee, this notice must be received within the 30 day period ending on the last date on which shareholders may give timely notice for director nominations under our bylaws and applicable state and federal law, and must contain, at a minimum, the following:

(A)      as to each person whom the shareholder proposes to recommend for election or reelection as a director,

(1)          such person’s name, age, business address and residence address,

(2)          the class, series and number of our shares of capital stock that are beneficially owned or owned of record by such person,

(3)          the date such shares were acquired and the investment intent of such acquisition,

(4)          the record of all purchases and sales of our securities by such person during the previous 12 month period including the date of the transactions, the class, series and number of securities and the consideration involved in the transactions, and

(5)          all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to the SEC’s proxy rules, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(B)       as to the shareholder giving the notice and any shareholder associated person (defined below), the class, series and number of our shares which are owned of record by such shareholder and by such shareholder associated person, if any, and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by such shareholder and by any such shareholder associated person;

(C)       as to the shareholder giving the notice and any shareholder associated person, their names and addresses, as they appear on our share ledger and current names and addresses, if different;

(D)      as to the shareholder giving the notice and any shareholder associated person, the record of all purchases and sales of our securities by such shareholder or shareholder associated person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

(E)       to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a director on the date of such notice.

A “shareholder associated person” of any shareholder is (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of our shares of capital stock owned of record, or beneficially, by such shareholder and (3) any person controlling, controlled by or under common control with such shareholder or shareholder associated person.

Our board or our nominating and governance committee may request additional information about the shareholder nominee or about a recommending shareholder.

In considering candidates to serve as directors, our nominating and governance committee seeks individuals who have qualities which the committee believes may be effective in serving our long term best interests. Among the characteristics which the committee considers are the following: the quality of the candidate’s past services to the company, if any; the business and personal experience of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the status of the candidate as independent of management; and other matters that the nominating and governance committee deems appropriate. In seeking candidates for directors who have not previously served as our directors, the nominating and governance committee may use the business, professional and personal contacts of its members, it may accept recommendations from other board members, and, if it considers it appropriate, the nominating and governance committee may engage a professional search firm. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our nominating and governance committee.

To be eligible for consideration at our 2008 annual meeting, shareholder nominations of a candidate (or candidates) to be elected as a director (or directors) must be received at our principal executive offices no earlier than December 25, 2007 and no later than January 24, 2008. Shareholder nominations must also be made in compliance with the informational requirements about the nominee and the nominating shareholder and otherwise as set forth in our bylaws. Shareholder nominations which are recommended by our nominating and governance committee and supported by our board will appear in our 2008 proxy statement. Shareholder nominations which are properly made in accordance with our bylaws but are not recommended by our nominating and governance committee or are not supported by our board will not appear in our 2008 proxy statement, but they may be considered at our annual meeting.

In 2006, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our board. We did not receive any shareholder recommendations or nominations for our board for the 2007 annual meeting, except the nominations made by our board which includes board members who are shareholders.

Under our bylaws and the rules and regulations of the SEC, to be eligible for inclusion in the proxy statement for our 2008 annual meeting, shareholder proposals other than nominations must be received at our principal executive offices no later than January 24, 2008 and must otherwise satisfy the conditions for inclusion established by our bylaws and the SEC. Proposals by shareholders intended for presentation at the 2008 annual meeting but not intended to be included in our proxy statement for that meeting, other than nominations, must be received at our principal executive office no earlier than December 25, 2007 and no later than January 24, 2008 and must meet all other requirements of our bylaws and of the SEC.

Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and proposals, may be obtained by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy

Our total compensation program for our executive officers consists of a combination of base salary, discretionary cash bonus, discretionary equity compensation and various benefits, including a 401(k) plan and medical insurance plans that are available to all of our employees. We designed our compensation program to attract and retain experienced and well-qualified executives and to motivate them to enhance long term shareholder value. We believe that each executive officer’s compensation should reflect our overall performance and the performance of the executive officer and that the compensation level for our executive officers should be competitive with compensation generally being paid to executives in the senior living industry to ensure our ability to attract and retain well-qualified executives.

The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending upon position, and our compensation committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components. Generally, our compensation committee takes into account our historical compensation practice and the comparative data of compensation practices of other companies in our industry in determining the allocation of compensation among base salaries, cash bonuses and equity compensation for each executive officer.

Our Methodology for Determining Compensation

Performance Metrics and Other Company Data.   Our compensation committee, which consists solely of independent directors, considers several aspects of our company’s performance in determining compensation for our executive officers, and attempts to balance the compensation level for an individual executive officer against his or her specific job requirements, including the individual’s level of influence on obtaining corporate objectives. In evaluating performance, our compensation committee considers various performance metrics including: our total revenues; our total number of communities, pharmacies and rehabilitation hospitals; our earnings before interest, taxes, depreciation, amortization and rent; our earnings or losses; and, our share price.

In reviewing these performance metrics, our compensation committee considers historical data, data from the most recent fiscal year, projected data for the current fiscal year and year over year comparisons. Our compensation committee believes the foregoing performance metrics are appropriate measures of our performance. Although our compensation committee considers each of the foregoing metrics and does not follow a specific formula or set of pre-established thresholds, it weighs some metrics, such as our earnings, more heavily than others.

In addition to the foregoing performance metrics, our compensation committee takes into account our historical compensation data, including base salary, the number of restricted common shares granted in prior years, the market value of restricted common shares granted in prior years, cash bonuses, total compensation and cash bonuses as a percentage of total compensation. Our compensation committee also considers the compensation that our Chief Executive Officer and Chief Financial Officer receive as officers of RMR.

Benchmarking.   We attempt to keep our compensation programs competitive by comparing them with other public companies in the senior living industry. To benchmark the appropriateness and competitiveness of our compensation programs, we evaluate compensation data, including data for base salaries, bonuses, equity compensation, other compensation and total compensation, from a group of companies, consisting in 2006 of: Extendicare Health Services, Inc.; Kindred Healthcare, Inc.; Sun Healthcare Group, Inc.; Emeritus Corporation; Sunrise Senior Living, Inc.; Capital Senior Living Corporation; Manor Care, Inc.; and Brookdale Living Communities, Inc.

We selected these companies for benchmarking because they have businesses similar to ours and because we believe that these companies recruit individuals to fill senior management positions who have similar skills and background to those we seek to recruit and employ. The compensation data for the comparable companies covers only those individuals for whom compensation information is disclosed publicly; therefore, the data is typically one year in arrears (for example, in making compensation decisions for 2006, we evaluated compensation data for these companies for 2005) and generally only includes the five most highly compensated officers at each company, which typically correlates to our executive officers.

Our compensation committee also reviews and considers compensation data which we receive from two consulting firms, Watson, Wyatt and Company and Hewitt Associates. The compensation data we receive consists of information for companies that have annual revenues similar to ours but that are not necessarily in the senior living industry. As with the data for the comparable companies listed above, the data from the consulting firms is typically one year in arrears.

The Role of Our Executive Officers and Our Compensation Committee.   The members of our compensation committee generally meet twice a year to review and consider recommendations from our

Chief Executive Officer and Chief Financial Officer regarding the compensation to be paid to our executive officers. Generally, our Chief Executive Officer and Chief Financial Officer present our compensation committee with the data described above, discuss the contributions made by our executive officers to the company and make a formal recommendation regarding the appropriate compensation for each of our executive officers. Following the presentation by our Chief Executive Officer and Chief Financial Officer, our compensation committee meets with Mr. Barry M. Portnoy and Mr. Gerard M. Martin, our managing directors, and Mr. Adam Portnoy, an officer of RMR, to hear their recommendations with respect to compensation for each of our executive officers. The committee then meets in a private session, outside the presence of our executive officers and managing directors, to review and discuss the data provided to the committee as well as any other information that it deems relevant to its analysis, as described above. Our compensation committee determines the base salary and cash bonus for our Chief Executive Officer and makes recommendations to our board of directors regarding base salaries and cash bonuses for the executive officers other than our Chief Executive Officer. A majority of our board of directors is comprised of the members of the compensation committee and the remaining members are our managing directors. Our compensation committee evaluates, approves and administers incentive share awards. For a further description of our compensation committee and its responsibilities, please see “Board Committees” above.

It is our current policy to consider share grants to executive officers in single awards annually. Prior to our consideration of share grants, the chair of our compensation committee meets with our managing directors and the chairs of the compensation committees of the other public companies for which RMR provides services. The purpose of this meeting is, among other things, to provide a better understanding of potential share grants by us and the other affected companies to executive officers and other employees of RMR who perform services for our and their benefit and to hear and consider recommendations by our managing directors concerning potential share grants. The chair then provides a report to our compensation committee of the information discussed at the meeting and makes recommendations for share grants. Our compensation committee discusses these recommendations in conjunction with underlying data provided to them as well as any other information it deems relevant and determines the amount of the share awards.

Our Executive Compensation Program

General Considerations for Base Salaries and Cash Bonuses.   In determining our executive officers’ base salaries and cash bonuses for 2006, in addition to the data described above, our compensation committee considered certain of our initiatives, including, without limitation: our completion and integration of acquisitions; the termination of certain of our long term management agreements with Sunrise Senior Living Services, Inc., which resulted in our operating directly those communities formerly managed by that manager; the two rehabilitation hospitals we began to operate in October 2006; certain cost reduction programs implemented by our executive officers; and their continued responses to industry and economic factors which impacted our business.

Among the subjective factors our compensation committee considered in making salary and bonus determinations were our executive officers’ abilities to provide leadership, develop our business, promote our image with our residents and shareholders and manage our growth.

Base Salaries.   Our compensation committee periodically reviews the base salaries for our executive officers and determines any increases or decreases in annual salaries based on evaluation of the probable allocation of cash compensation between base salaries and annual bonuses, as well as on various other factors such as our historical compensation practice and competitive compensation levels. The salaries paid to our executive officers for 2006 are shown in the “Salary” column of the Summary Compensation Table in this proxy statement. Effective January 1, 2007, the compensation committee increased the annual base salary of Mr. Benton to $300,000 and, based on the recommendation of the compensation committee, the board of directors increased the annual base salaries of Mr. Mackey, Ms. Esposito and Ms. Hughes to $250,000, $300,000 and $220,000, respectively.

Cash Bonuses.   The cash bonuses that we pay to our executive officers are discretionary. Our compensation committee makes determinations annually based on the performance metrics and benchmarking data described above under “Our Methodology for Determining Compensation” and each officer’s accomplishments for the year. Our compensation committee generally makes determinations on cash bonuses following the release of our earnings for our third fiscal quarter. Our compensation committee makes cash bonus determinations at this time of year because it enables it to consider our overall performance and the performance of each officer for the current fiscal year, as well as its expectations for the upcoming fiscal year. The 2006 cash bonuses paid to our executive officers are shown in the “Bonus” column of the Summary Compensation Table in this proxy statement.

Equity Compensation.   Our equity compensation program for our executive officers is designed to provide long term incentives to our officers, tie compensation to creating long term shareholder value and to encourage our officers to remain with us and promote our business.

Under its charter, our compensation committee administers our 2001 Stock Option and Stock Incentive Plan, as amended, or Stock Plan, and determines what grants of common shares, options or other rights are to be made. In granting or making recommendations regarding common shares, options or other rights, our compensation committee may consider factors such as the number of common shares previously granted to each executive officer, the fair market value of our common shares, the amount and terms of restricted shares granted to the executive officers of our competitors and the amount of time spent, the complexity of the duties, and the value of services performed by the particular executive officer.

We grant restricted common shares instead of stock options to our executive officers for several reasons, including:

•       The accounting treatment for stock options under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” makes stock option grants less attractive due to the volatility of the price of our common shares;

•       The fact that restricted common share grants permit us to issue fewer total common shares than stock option grants, thereby reducing potential dilution; and

•       The negative public perception surrounding stock options in light of recent stock option back dating controversies.

Our compensation committee generally determines these share awards each year after the release of our earnings for our third fiscal quarter. Our compensation committee makes equity grant determinations at this time of year because it enables it to consider our overall performance and the performance of each officer for the current fiscal year, as well as its expectations for the upcoming fiscal year. The fair market value of each grant is based upon the closing price of our common shares on the AMEX on the date of grant. The proximity of any grants to market events (other than the release of our third quarter earnings, as noted above) is coincidental.

We have imposed, and may impose, vesting and other conditions on granted common shares, options or other rights because we believe that time vesting encourages recipients of share awards to remain with us. Prior to 2006, we generally imposed a vesting schedule on awards to executive officers under which one third of the shares vested immediately and the remaining shares vested in two equal annual installments commencing on the first anniversary of the date of grant. For the 2006 award grants, we determined to use a vesting schedule under which one fifth of the shares vested immediately and the remaining shares vested in four equal annual installments commencing on the first anniversary of the date of grant. We made this change to provide our executive officers an incentive to provide services for a longer term and in consideration of the tax treatment of the share grants to us and to the recipients. In the event an executive officer granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR during the vesting period, the common shares which have not yet vested may be repurchased by us for nominal consideration.

We believe granting restricted common shares fosters a continuing identity of interest between management and our shareholders. We do not have stock ownership guidelines or a stock retention policy for our executive officers.

The incentive common share awards granted under our Stock Plan to our executive officers in 2006 are shown in the “Stock Awards” column of the Summary Compensation Table in this proxy statement. The value of the 2006 Stock Awards is higher than the value of 2005 stock awards because the price of our shares is higher and because we granted more shares to our executives in 2006 based on competitive pay considerations.

Perquisites and Other Benefits.   Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include our medical, dental and life insurance plans and our 401(k) plan, which is a non contributory plan. We do not have a pension plan and do not offer any retirement benefits to our executive officers other than our 401(k) plan, nor do we provide change in control or severance protection to our executive officers. None of our executive officers receive or have received any perquisites or other personal benefits from us. We believe that these additional benefits are not necessary to instill loyalty in our executive officers to us or to incentivize them to act in our best interests.

Employment Agreements and Other Arrangements.   We do not have employment or severance agreements with any of our executive officers.

Other Compensation.   Messrs. Benton and Mackey each devote a substantial majority of their business time to providing services as our officers and employees; however, Messrs. Benton and Mackey also dedicate some of their business time to providing services to RMR and to other companies affiliated with RMR. Therefore, in addition to receiving compensation paid by us, each of Messrs. Benton and Mackey receive compensation for these separate services to RMR from RMR and some equity compensation from certain companies affiliated with RMR. We are not involved in RMR’s determinations of compensation for its employees.

COMPENSATION TABLES

The following tables provide (1) summary compensation information relating to our executive officers, (2) information with respect to incentive share awards made to or held by our executive officers during the periods or at the dates specified below, and (3) compensation information relating to our directors.

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Total($)
Evrett W. Benton	2006	$225,039	$500,000	$157,524	$882,563
President, Chief Executive Officer and Secretary
Rosemary Esposito	2006	$249,615	$250,000	$66,790	$566,405
Senior Vice President and Chief Operating Officer
Bruce J. Mackey Jr.	2006	$200,000	$250,000	$78,759	$528,759
Treasurer, Chief Financial Officer and Assistant Secretary
Maryann Hughes	2006	$194,614	$100,000	$29,335	$323,949
Vice President and Director of Human Resources

(1)          Represents the value based upon the closing price on the date of grant in 2006 and prior years of shares vesting in 2006.

Grants of Plan-Based Awards for 2006
(Shares granted in 2006, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards(1)
Evrett W. Benton	11/15/06	30,000 Common Shares	$315,300
Rosemary Esposito	11/15/06	15,000 Common Shares	$157,650
Bruce J. Mackey Jr.	11/15/06	15,000 Common Shares	$157,650
Maryann Hughes	11/15/06	5,000 Common Shares	$52,550

(1)          Represents the value based upon the closing price on the date of grant.

Incentive share awards granted by us to executive officers in 2006 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event an executive officer granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR during the vesting period, the common shares which have not yet vested may be repurchased by us for nominal consideration.

Outstanding Equity Awards at Fiscal Year-End for 2006
(Shares granted in 2006 and prior years, which have not yet vested)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Evrett W. Benton	30,666 Common Shares (2)	$341,926
Rosemary Esposito	13,666 Common Shares (3)	152,376
Bruce J. Mackey Jr.	15,333 Common Shares (4)	170,963
Maryann Hughes	5,000 Common Shares (5)	55,750

(1)          Represents the value based upon the final 2006 closing price of our shares.

(2)          These shares will vest as follows:  12,666 shares in November 2007, 6,000 shares in November 2008, 6,000 shares in November 2009, and 6,000 shares in November 2010.

(3)          These shares will vest as follows:  4,666 shares in November 2007, 3,000 shares in November 2008, 3,000 shares in November 2009, and 3,000 shares in November 2010.

(4)          These shares will vest as follows:  6,333 shares in November 2007, 3,000 shares in November 2008, 3,000 shares in November 2009, and 3,000 shares in November 2010.

(5)          These shares will vest as follows:  2,000 shares in November 2007, 1,000 shares in November 2008, 1,000 shares in November 2009, and 1,000 shares in November 2010.

Option Exercises and Stock Vested for 2006
(Share grants which vested in 2006, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Evrett W. Benton	19,333	$202,456
Rosemary Esposito	7,999	$84,070
Bruce J. Mackey Jr.	9,666	$101,223
Maryann Hughes	3,666	$38,493

(1)          Represents the value based upon the closing price on the 2006 dates of vesting of grants made in 2006 and prior years.

Director Compensation for 2006
(2006 compensation; all share grants to directors vest at the time of grant)

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Bruce M. Gans	$50,500	$42,720	$93,220
Barbara D. Gilmore	$39,500	$42,720	$82,220
Arthur G. Koumantzelis	$43,000	$42,720	$85,720
Gerard M. Martin	—	$42,720	$42,720
Barry M. Portnoy	—	$42,720	$42,720

(1)          Represents the value based upon the closing price on the date of grant.

Each independent director receives an annual fee of $25,000 for services as a director, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a board meeting and one or more board committee meetings are held on the same date. The chairpersons of our quality of care committee, audit committee, compensation committee and nominating and governance committee receive an additional $12,500, $7,500, $3,500 and $3,500, respectively. In addition, each director receives a grant of 4,000 of our common shares as part of his or her annual compensation. We generally reimburse all our directors for travel expenses incurred in connection with their duties as directors.

Each year our board reviews the compensation paid to our directors and determines both the amount of such compensation and the allocation of such compensation between equity based awards and cash. Our managing directors do not receive cash compensation for their services as directors, but they do receive common share grants.

Our board believes it is important to align the interests of directors with those of our shareholders and for directors to hold equity ownership positions in our company. Accordingly, our board believes that a portion of each director’s compensation should be paid in shares or other forms of compensation that correlate with the market value of our shares. In determining the amount and composition of directors’ compensation, our board considers the compensation of directors of other comparable enterprises, both with respect to size and industry.

Compensation Committee Report

The undersigned members of the compensation committee, have reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Based upon this review and discussion, the compensation committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the company’s annual report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE
Barbara D. Gilmore, Chair
Bruce M. Gans, M.D.
Arthur G. Koumantzelis

Audit Committee Report

In the course of our oversight of the company’s financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2006; (2) discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees; (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the audit committee recommended to our board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

AUDIT COMMITTEE
Arthur G. Koumantzelis, Chair
Bruce M. Gans, M.D.
Barbara D. Gilmore

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common shares by each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares, and by each of our directors and executive officers, individually and as a group, as of March 20, 2007. Unless otherwise indicated, each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
Lazard Asset Management LLC(3)	2,181,985	7.2%
Mazama Capital Management, Inc.(4)	2,105,100	6.7%
JP Morgan Chase & Co.(5)	1,885,125	5.9%
Mellon Financial Corporation(6)	1,743,585	5.5%
The Guardian Life Insurance Company of America(7)	1,341,450	5.3%
Directors and Executive Officers
Evrett W. Benton	140,405	*
Rosemary Esposito	40,000	*
Bruce M. Gans, M.D.	14,190	*
Barbara D. Gilmore	13,001	*
Maryann Hughes	18,000	*
Arthur G. Koumantzelis	14,225.6	*
Bruce J. Mackey Jr.	45,018.2	*
Gerard M. Martin(8)	151,371.9	*
Barry M. Portnoy(9)	186,371.9	*
All directors and executive officers as a group (nine persons)(8)(9)	622,583.6	2.0%

*                    Less than 1% of our common shares.

(1)          Our charter places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our equity shares. Additionally, the terms of our leases with SNH and our agreement with RMR contain provisions whereby our rights under these agreements may be cancelled by SNH and RMR, respectively, upon the acquisition by any person or group of more than 9.8% of our voting stock or upon other change in control events, as defined. If the violation of these ownership limitations causes a lease default, shareholders causing the default may become liable to us or to other shareholders for damages.

(2)          The address of each of our directors, nominee for director and executive officers is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

(3)          This information is presented as of December 31, 2006, and is based solely on a Schedule 13G filed with the SEC on February 8, 2007. These common shares are held by Lazard Asset Management, LLC, or Lazard. Lazard has reported that it has sole voting authority over 2,181,985 shares and sole dispositive authority over 2,261,985 shares. The address of Lazard is 30 Rockefeller Plaza, New York, New York 10112.

(4)          This information is presented as of December 31, 2006, and is based solely on a Schedule 13G filed with the SEC on February 8, 2007. These common shares are held by Mazama Capital Management, Inc., or Mazama. Mazama has reported that it has sole voting authority over 1,186,900 shares and sole dispositive authority over 2,105,100 shares. The address of Mazama is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.

(5)          This information is presented as of December 31, 2006, and is based solely on a Schedule 13G filed with the SEC on February 5, 2007. These common shares are held by JP Morgan Chase & Co., or JP Morgan, and certain of its subsidiaries. JP Morgan has reported that it has sole voting authority over 1,676,150 shares and sole dispositive authority over 1,885,125 shares. The address of JP Morgan is 270 Park Ave, New York, New York 10017.

(6)          This information is presented as of December 31, 2006, and is based solely on a Schedule 13G filed with the SEC on February 14, 2007. These common shares are held by Mellon Financial Corporation and certain of its subsidiaries, or Mellon. Mellon has reported that it has sole voting authority over 1,143,282 shares and that it has shared dispositive authority over 1,146,281 shares. The address of Mellon is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(7)          This information is presented as of December 31, 2006, and is based solely on a Schedule 13G filed with the SEC on February 9, 2007. These common shares are held by Guardian Life Insurance Company of America and certain of its affiliates, or Guardian Life. Guardian Life has reported that it has shared voting authority over 1,671,810 shares and that it has shared dispositive authority over 1,671,810 shares. The address of Guardian Life is 7 Hanover Square, H-26-E, New York, New York 10004.

(8)          Includes 139,000 common shares owned directly by Mr. Martin and 12,371.9 common shares owned by a corporation of which Mr. Martin is the sole stockholder. SNH, of which Mr. Martin is a managing trustee, owns 35,000 common shares. Under applicable regulatory definitions, Mr. Martin, a managing trustee of SNH, may be deemed to have beneficial ownership of SNH’s 35,000 common shares; however, Mr. Martin disclaims beneficial ownership of such common shares.

(9)          Includes 139,000 common shares owned directly by Mr. Portnoy and 12,371.9 common shares owned by a corporation of which Mr. Portnoy is the sole stockholder. Mr. Portnoy is the majority beneficial owner and the chairman of RMR, the manager of SNH. SNH, of which Mr. Portnoy is a managing trustee, owns 35,000 common shares. Under applicable regulatory definitions, Mr. Portnoy, a managing trustee of SNH and Chairman of RMR, may be deemed to have beneficial ownership of SNH’s 35,000 common shares; however, Mr. Portnoy disclaims beneficial ownership of such common shares.

Related Person Transactions and Company Review of Such Transactions

We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we shall not enter into any transaction in which any director or executive officer or any member of the immediate family of any director or executive officer, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our board and our board authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum. All related person transactions described below, including those which predated the adoption of our Governance Guidelines, were reviewed and approved by at least a majority of our disinterested directors.

We were a 100% owned subsidiary of SNH before December 31, 2001. On December 31, 2001, SNH distributed substantially all of our then outstanding shares to its shareholders. In order to effect this spin off and to govern relations after the spin off, we entered into a number of agreements with SNH and others. At the time of our spin off from SNH, all of the persons serving as our directors were trustees of SNH. Our two managing directors, Messrs. Martin and Barry Portnoy, are currently the managing trustees of SNH, and Mr. Adam Portnoy, a minority owner of RMR and the son of Mr. Barry Portnoy, is a nominee to replace Mr. Martin as a managing trustee of SNH.

Of the 162 senior living communities we operate, 144 are leased from SNH for total annual minimum rent of $114.1 million.

Since January 1, 2006, we have entered into several transactions with SNH, including:

•       In October 2006, we began to lease two rehabilitation hospitals from SNH. The term of the lease for these two hospitals expires on June 30, 2026, subject to our right to extend the term of the lease for an additional 20 years. These two hospitals provide health rehabilitation services and are located in Braintree and Woburn, Massachusetts. Our rent payable to SNH for these hospitals is $10.3 million per year. These hospitals offer extensive inpatient and outpatient services that we believe are similar to services we provide, or may provide, in many of our senior living communities.

•       In June 2006, we ceased operations at two communities located in Connecticut that were leased from SNH. In November 2006, SNH sold these two communities for net proceeds of approximately $5.6 million, which will reduce the annual minimum rent we pay to SNH under our combination lease for multiple properties by $559,000.

•       Between September and December 2006, we agreed to lease 11 senior living communities with 1,284 units which SNH acquired from unaffiliated third parties. Six of these communities are assisted living communities (three of which offer some skilled nursing services), three are independent living communities and two are continuing care retirement communities which offer independent living, assisted living and skilled nursing services. Our rent payable to SNH for these 11 communities is $9.0 million per year, plus future increases calculated as a percentage of the revenue increases at these communities after 2007. We added these communities to our existing lease with SNH which has a current term ending in 2020, plus renewal options thereafter. Residents pay substantially all of our charges at these communities from their private resources.

•       During 2006, as permitted by our leases with SNH, we sold to SNH, at cost, approximately $23.7 million of improvements we made to properties leased from SNH, and, as a result, our annual rent payable to SNH increased by approximately $2.4 million.

RMR provides certain management and administrative services to us under a shared services agreement. RMR is compensated for these services at an annual rate equal to 0.6% of our total revenues. Aggregate fees earned by RMR for services during 2006 were $4.9 million. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management or other services. Our pro rata share of RMR’s costs in providing that function for the year ended 2006 was $173,000. Our audit committee appoints our director of internal audit, and our compensation committee approves his salary. Our compensation committee also approves the costs we pay with respect to our internal audit function. The fact that RMR has responsibilities to other entities, including our most significant landlord, SNH, could create conflicts; and in the event of such conflicts between SNH and us, the shared services agreement allows RMR to act on behalf of SNH rather than on our behalf. RMR is beneficially owned by Messrs. Barry M. Portnoy, one of our managing directors, and his son, Adam D. Portnoy. Mr. Adam Portnoy is President and Chief Executive Officer and a director of RMR, a managing trustee of HRPT and HPT and a nominee for election as a managing trustee of SNH. All transactions between us and RMR are approved by our compensation committee, which solely consists of all of our independent directors.

Our Chief Executive Officer and Chief Financial Officer are also officers and employees of RMR. These officers devote a substantial majority of their business time to our affairs and the remainder to RMR’s business which is separate from our business. We believe the compensation we pay to these officers reasonably reflects their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division.

A subsidiary of RMR is the owner of the building in which our headquarters is located. This lease expires in 2011. We paid rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2006 of $938,000. This lease has been amended at various times to take into account our needs for increasing space.

In December 2006, we commenced leasing space for a regional office in Atlanta, Georgia from HRPT. This lease expires in 2011. We paid rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2006 of $4,709.

We believe that all our transactions with related parties are on reasonable commercial terms; and all such transactions between us and related parties, including those with SNH, are approved by our independent directors.

Wells Fargo Bank, N.A., an affiliate of Wells Fargo, is the transfer agent and registrar for our common shares. Wells Fargo beneficially owns less than 5% of our common shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the AMEX. Our executive officers, directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2006, all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely met.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2006. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

The fees for services provided by Ernst & Young LLP to us in the last two fiscal years were as follows:

	FY 2005	FY 2006
Audit Fees	$1,315,640	$1,072,500
Audit Related Fees	137,003	80,920
Tax Fees	201,000	60,000
Subtotal	$1,653,643	$1,213,420
All Other Fees	—	—
Ernst & Young LLP Total Fees	$1,653,643	$1,213,420

Our audit committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our audit committee or the services are included within a category which has been pre-approved by our audit committee. The maximum charge for services is established by the audit committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify the audit committee when pre-approved services are undertaken and the committee or its chairman may approve amendments or modifications to the engagement or the maximum fees. Our director of internal audit is responsible to report to our audit committee regarding compliance with these policies and procedures.

Our audit committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In other circumstances, our audit committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

All services for which we engaged our independent registered public accounting firm in 2005 and 2006 were approved by our audit committee. The total fees we paid to Ernst & Young LLP for services in 2005 and 2006 are set forth above. Audit related fees were for services provided to us in 2005 and 2006 for the audit of our Five Star Quality Care, Inc. 401(k) Retirement Plan, an audit of one of our captive insurance companies and diligence services provided to us in connection with our various acquisitions. The tax fees in 2005 and 2006 were for services involved in reviewing our tax reporting and tax compliance procedures. Our audit committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP’s providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other record holders of our common shares may participate in the practice of “householding” proxy statements and annual reports. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Investor Relations, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458, telephone (617) 796-8387. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

By Order of the Board
EVRETT W. BENTON, Secretary

Newton, Massachusetts
April 23, 2007

IMPORTANT

If your shares are held in your own name, please sign, date and return the enclosed proxy card today. If your shares are held in “street name,” you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please return the enclosed proxy card to your broker or bank and contact the person responsible for your account to ensure that a proxy card is voted on your behalf. If you have any questions or need assistance in voting your shares, please call the firm assisting the company in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 687-1866

Five Star Quality Care, Inc. ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 15, 2007 1:00 p.m. 400 Centre Street Newton, MA 02458 Five Star Quality Care, Inc. 400 Centre Street Newton, MA 02458	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 15, 2007.

The undersigned shareholder of Five Star Quality Care, Inc., a Maryland corporation, or the company, hereby appoints Evrett W. Benton, Gerard M. Martin and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at the company’s offices at 400 Centre Street, Newton, Massachusetts, on Tuesday, May 15, 2007, at 1:00 p.m., and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the annual meeting of shareholders and of the accompanying Proxy Statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE NOMINEE FOR DIRECTOR LISTED IN ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR the Proposals.

1. To elect one director in Group III to our board:	01 Bruce M. Gans	☐	Vote FOR this nominee (except as marked)	☐	Vote WITHHELD from this nominee

2. To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to elect a director as proposed in Item 1.

		☐ ☐ ☐	FOR AGAINST ABSTAIN

3. In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change? Mark Box ☐ Indicate changes below:	Date

New Address:
Signature(s) in Box
Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.